Exhibit 99.1

FOR IMMEDIATE RELEASE

VWR FUNDING, INC. ANNOUNCES EARLY TENDER RESULTS FOR ITS TENDER OFFER TO

PURCHASE ANY AND ALL OF ITS EXISTING PIK TOGGLE NOTES

RADNOR, PA, September 4, 2012 — VWR Funding, Inc. (the “Company”), today announced the early tender results of its previously announced cash tender offer (the “tender offer”) for any and all of its outstanding 10.25%/11.25% Senior PIK Toggle Notes due 2015 (the “Notes”). The tender offer includes a concurrent consent solicitation (the “consent solicitation”) respecting indenture amendments (the “proposed amendments”) that would significantly modify and remove certain restrictive covenants in the indenture governing the Notes. As of the early tender and consent deadline of 5:00 p.m., New York City time, on August 31, 2012 (the “early tender deadline”), the Company has received tenders from the holders of an aggregate principal amount of $102,718,730 of Notes. Based on such tenders and consents delivered, the proposed amendments will not be approved.

Holders tendering after the early tender and consent date will have until 11:59 p.m., New York City time, on September 17, 2012 (the “expiration time”), to tender their notes pursuant to the tender offer. Holders that validly tender additional notes prior to the expiration time will receive $1000.13 per $1,000 principal amount of Notes, the applicable tender offer consideration, which does not include the $30.00 per $1,000 principal amount of Notes tendered and accepted for purchase. Any such additional notes tendered after the expiration time may not be withdrawn or revoked other than in accordance with the Offer to Purchase and Consent Solicitation Statement, dated August 20, 2012 (the “offer to purchase and consent solicitation statement”). As stated in the offer to purchase and consent solicitation statement, the Company intends to redeem any remaining Notes not tendered at a price of $1,025.625 per $1,000 principal amount of Notes, as promptly as practicable in accordance with the terms of the indenture.

The withdrawal and revocation deadline was 5:00 p.m., New York City time on August 31, 2012. As a result, validly tendered notes and validly delivered consents may no longer be withdrawn or revoked.

Requests for documents relating to the tender offer and consent solicitation may be directed to Global Bondholder Services Corporation, the Information Agent, at (866) 873-6300 or (212) 430-3774. Goldman, Sachs & Co. has been retained to act as Dealer Manager and Solicitation Agent for the tender offer and consent solicitation. Questions regarding the tender offer and consent solicitation may be directed to Goldman, Sachs & Co. at (800) 828-3182 and (212) 357-0345.

The complete terms and conditions of the tender offer and the consent solicitation are described in the offer to purchase and consent solicitation statement, copies of which may be obtained at no charge from Global Bondholder Services Corporation. The Company reserves the right to amend the terms of the tender offer and consent solicitation or extend the expiration time for the tender offer, in its sole discretion, at any time.

None of the Company, its board of directors, the Dealer Manager and Solicitation Agent, the Information Agent, or the trustee with respect to the Notes is making any recommendation as to whether holders of the Notes should tender any Notes in response to any of the tender offer or grant consents in the consent solicitation. Holders must make their own decision as to whether to tender any of their Notes or grant consents to the proposed amendments and, if so, the principal amount of Notes to tender or with respect to which to grant consents.

This press release is for informational purposes only and is not an offer to buy, the solicitation of an offer to sell, a solicitation of consents with respect to or a notice to redeem, any of the Notes. The tender offer and the consent solicitation are being made solely by the offer to purchase and consent solicitation statement. The full details of the tender offer and consent solicitation, including complete instructions on how to tender Notes and deliver consents, are included in offer to purchase and consent solicitation statement. Holders of the Notes are strongly encouraged to carefully read the Offer to Purchase and Consent Solicitation Statement because it contains important information.

Forward-Looking Statements

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects,” or similar expressions. Such statements may include, but are not limited to, statements about the Company’s business outlook and financial guidance and other statements that are not historical facts. Such statements are based upon the beliefs and expectations of the Company’s management as of this date only and are subject to certain risks and uncertainties that could cause the actual results to differ materially, including, without limitation, those items identified as “risk factors” in the Company’s most recently filed Form 10-K and Form 10-Q. Therefore, readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements other than through its various filings with the Securities and Exchange Commission.

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